Zenergy Brands Closes Acquisition of Retail Electric Provider; Enertrade Electric

DALLAS, TX—April 9, 2018 – Zenergy Brands, Inc. (OTCQB: ZNGY), the nation’s leading next-generation utility, announced today that it has concluded its acquisition of Enertrade Electric LLC, a Texas-based Retail Electric Provider (REP) on April 3rd.

This acquisition culminates efforts that have gone on for more than a year, and the Company is pleased to officially enter the REP space with Enertrade as a subsidiary of Zenergy. With its management team’s extensive knowledge of the deregulated energy industry, combined with its smart controls and conservation business platforms, the Company now aspires to become a market leader and single-source provider of retail energy sales, smart controls and responsible energy initiatives (Conservation, Green Energy Sourcing, Demand-Response and Time-of-Use Programs).

“We are very grateful to the executives of Enertrade for remaining patient and sticking with us as this deal did take longer to close than we originally expected,” CEO Alex Rodriguez said. “But we are so proud and excited that we now have the REP platform to complement our smart controls and energy conservation offerings.”

With this strategic acquisition, Zenergy adds an essential complementary service to its suite of smart energy products and services, this time a reputable, fully operating, licensed REP, thereby further increasing the firm’s value proposition.

Rodriguez added, “Since our founding, our vision has been to converge smart controls (home and building automation) with energy conservation and retail energy to deliver the comprehensive smart energy service to customers. With this acquisition now complete, we are fully equipped to fulfill all aspects of that mandate, which is a development that our shareholders should be excited about.”

Zenergy Chairman, Byron Young, said, “The closing on the Enertrade REP Acquisition is a major milestone for Zenergy because we believe that the combination of the REP and Zero Cost services offered as a commercial package may create a very strong, low churn, highly valuable book of business. Moreover, we will be able to offer traditional residential and business electricity services.”

ABOUT ZENERGY BRANDS, INC.

Zenergy Brands, Inc. (OTCQB: ZNGY), is a next-generation energy and technology company operating in the emerging smart energy/utility industry. The Company provides energy conservation, smart controls, and efficiency-based products and services as a fully integrated energy company. Zenergy is a public company, fully reporting to the SEC and currently trading on the OTCQB, a venture market designed for early-stage and developing U.S. and international companies. To learn more, visit www.zenergybrands.com.

Facebook: Zenergy Brands

Twitter: @ZenergyBrands

Instagram: @ZenergyBrands

YouTube: Zenergy Brands

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. The words “believe,” “expect,” “should,” “intend,” “estimate,” “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to some risks, uncertainties, and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the critical factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s filings, which are on file at www.OTCmarkets.com.

INVESTORS & MEDIA CONTACT:

Email: investors@zenergybrands.com

Phone: (469) 228-1400

Fax: (469) 626-5101